Exhibit 10.3

AMENDMENT TO THE CARNIVAL CORPORATION

FUN SHIP NONQUALIFIED SAVINGS PLAN

The Carnival Corporation Fun Ship Nonqualified Savings Plan (the “Plan”) is hereby amended, effective January 1, 2010, as follows (deletions struck-through, additions bolded):

A new Section 2.7 of the Plan is added to read as follows with all remaining sections of Article 2 to be renumbered:

Supplemental Match Contributions. Supplemental Match Contributions mean the contributions made by an Employer, at its discretion, pursuant to Section 5.3 (and subject to the vesting schedule of Section 5.2), on behalf of an Eligible Participant whose Eligible Earnings, as defined in Section 2.8(b) of the Plan (excluding any Supplemental Match Contributions and Profit-Sharing Contributions), are at least equal to the limits contained in Section 401(a)(17) of the Code ($245,000 for 2010) equal to or less than the difference, if any, between fifty percent (50%) of the IRC Section 402(g) limit for the applicable Plan Year and three percent (3%) of the limits contained in Section 401(a)(17) for such Plan Year.

Section 2.8(c) of the Plan is amended to read as follows:

Eligible Earnings. Eligible Earnings shall be determined for purposes of a Participant’s Employee Deferral Contributions and the Matching Contributions and Profit-Sharing Contributions made on the Participant’s behalf as follows:

(c) For purposes of any Profit-Sharing Contributions made on behalf of a Participant for any Plan Year, the Participant’s Eligible Earnings shall consist of: (1) the following amounts received by the Participant for such Plan Year: the Participant’s regular base wages or salary, commissions, overtime, holiday pay, retroactive pay, workers’ compensation payments made by the Employer, benefit hour payments, and beginning January 1, 2007, any discretionary bonuses earned during the Plan Year (whether or not deferred under Section 4.4); plus (2) the amounts deferred for the Plan Year under Section 4.1 and under any plan maintained by the Employer under Code Section 125 or 401(k). For Plan Years beginning before January 1, 2007, notwithstanding anything herein contained to the contrary, amounts earned during a Plan Year but deferred to future Plan Years shall not be included in a Participant’s Eligible Earnings in the Plan Year in which it was earned, but rather in the Plan Year in which such deferred amount is actually paid. Solely for purposes of determining the amount of a Participant’s Profit-Sharing Contribution, Eligible Earnings in excess of the maximum compensation rate under Code Section 401(a)(17) (determined without regard to the reduction to $150,000 (i.e., $250,000 for 1996) as further indexed for cost of living by reference to the annual percentage change of the CPI-U, U.S. City Average, All Items (non-seasonally adjusted) for the period from August to August of the preceding year (i.e., the annual change published in September of the year prior to the year the compensation limit is in effect)) shall be disregarded. Effective December 22, 2002, the compensation limit described in the preceding sentence will no longer apply for purposes of determining Eligible Earnings under this Plan. Effective January 1, 2010, Eligible Earnings shall not include Supplemental Match Contributions or Profit-Sharing Contributions paid under the Plan or related match payments as provided under the Carnival Corporation Fun Ship Savings Plan.

Section 5.3 of the Plan is amended to read as follows:

Profit-Sharing and Supplemental Match Contributions. An Eligible Employee who is not a participant in The Carnival Corporation Fun Ship Savings Plan shall be eligible for an allocation of a Profit-Sharing Contribution under this Section 5.3 only after being credited with at least 1,000 Hours of Service in the 12-consecutive month period commencing with the first day on which he is credited with an Hour of Service or in any Plan Year that commences after such day. Following the end of each Plan Year, the Employers, at their discretion, shall contribute to the Account of each Eligible Participant (as defined below) an amount equal to a specified percentage of such Participant’s Eligible Earnings, according to each Participant’s Years of Service, determined as of the end of such Plan Year, under the following schedule:

Years of Service	Percent of Eligible Earnings
Less than 2	0%
2 - 5	1%
6 – 9	2%
10 – 13	3%
14 – 16	5%
17 – 19	7%
20 – 22	9%
23 – 25	12%
26 or more	15%

For purposes of this Section 5.3, the term “Eligible Participant” shall mean, with respect to any Plan Year, each Participant who is credited with a Year of Service for such Plan Year is not eligible to receive a contribution under the Carnival Corporation Fun Ship Qualified Savings Plan, and either died or became disabled during the Plan Year or is employed by the Employer on the last calendar day of such Plan Year.

Effective January 1, 2009, in addition to the Profit-Sharing Contribution each Participant may receive based on the above schedule, the Employer, at its discretion, shall contribute to the Account of each Eligible Participant an amount equal to the lesser of fifty percent (50%) of the IRC Section 402(g) limit for the applicable Plan Year and three percent (3%) of Eligible Earnings. Effective January 1, 2010, the Employer, at its discretion, shall contribute a Supplemental Match Contribution to the Account of each Eligible Participant whose Eligible Earnings are at least equal to the limits contained in Section 401(a)(17) of the Code ($245,000 for 2010).

Effective for distribution of Profit-Sharing Contributions earned on or after January 1, 2009, a Participant must be employed with the Company on the date such distribution is paid to the Participant. Effective for distribution of Profit-Sharing and/or Supplemental Match Contributions earned on or after January 1, 2010, a Participant must be employed with the Company on the last day of the applicable Plan Year in order to receive such contribution.

The last paragraph of Section 7.1(b) of the Plan is amended as follows:

Matching Contributions and Profit Sharing Contributions earned prior to January 1, 2009 and vested on or after January 1, 2009 shall be paid in the form of a lump sum to the Participant no later than two and one-half months following the year such amounts become vested. Profit Sharing Contributions earned on or after January 1, 2009 or Supplemental Match Contributions earned on or after January 1, 2010 shall be paid in the form of a lump sum to the Participant ~~no later than two and one-half months~~ on the last day of the first calendar quarter following the year such amounts become vested. If a Participant has not satisfied the vesting schedule in Section 5.2 for Supplemental Match Contributions or in Section 5.4 for Profit Sharing Contributions earned on or after January 1, 2009, no interest shall accrue on amounts earned prior to satisfying such vesting schedule.